Exhibit 10.46

Performance-Based (MOIC) Option

FORM OF AMENDED AND RESTATED OPTION AGREEMENT

This AGREEMENT (this “Agreement”) which was originally made as of                                               (the “Grant Date”) and effective as of                                          by and between Graham Packaging Holdings Company, a Delaware limited partnership (the “Company”), and                                               (the “Optionee”) is hereby amended and restated in its entirety, effective as of                  , 2010 as set forth below.

1. Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2008 Management Option Plan (the “Plan”). As used in this Agreement:

(a) “Blackstone” means collectively, Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and their Affiliates (other than the Company and its Subsidiaries).

(b) “Cause” means any of the following:

(i) Optionee commits an act of gross negligence, willful misconduct, fraud, embezzlement, misappropriation or breach of fiduciary duty against Holdings, the Company or any of its Affiliates, or shall be convicted by a court of competent jurisdiction of, or shall plead guilty or nolo contendere to, any felony or any crime involving moral turpitude or any crime which reasonably could affect the reputation of Holdings or the Company or the Executive’s ability to perform their duties;

(ii) Optionee habitually and willfully neglects their obligations and duties as an employee of Holdings or the Company and fails to correct such action within 30 days of notice thereof.

(c) “Credit Agreement” shall mean the Credit Agreement dated as of October 7, 2004 among Graham Packaging Holdings Company, Graham Packaging Company, L.P., GPC Capital Corp. I, the Lenders Named Therein, Deutsche Bank AG Cayman Islands Branch, Citigroup Global Markets Inc., Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., and any extensions, renewals, refinancings or refundings thereof in whole or in part.

(d) “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default (which event of default has not been cured or waived) under any of the following as they may be amended from time to time: (i) the Credit Agreement; (ii) the Indentures and any extensions, renewals, refinancings or refundings thereof in whole or in part; and (iii) any other agreement under which an amount of indebtedness of the Company or any of its Subsidiaries is outstanding as of the time of the aforementioned event, and any extensions, renewals, refinancings or refundings thereof in whole or in part, (iv) any amendment of, supplement to or other modification of any of the instruments referred to in clauses (i) through (iii) above; and (v) any of the securities issued pursuant to or whose terms are governed by the terms of any of the agreements set forth in clauses (i) through (iii) above, and any extensions, renewals, refinancings or refundings thereof in whole or in part.

(e) “Good Reason” means the termination of the Optionee’s employment with the Company within 90 days following the occurrence of any of the following events (provided such event occurs without Executive’s written consent):

(i) a substantial diminution in Optionee’s position, authority, duties or responsibilities as contemplated by this Agreement, excluding any isolated, insubstantial and inadvertent action which is remedied by Company promptly after receipt of notice thereof from the Optionee;

(ii) decrease in Optionee’s Base Salary or Target Annual Bonus;

(iii) a reduction in Optionee’s participation in the Company’s benefit plans and policies to a level materially less favorable to Optionee unless such reduction applies to a majority of senior level executives; or

(iv) the announcement of the relocation or the actual relocation of the Executive’s primary place of employment to a location 60 or more miles from the Company’s current headquarters.

(f) “Indentures” shall mean the indentures dated as of October 7, 2004 among Graham Packaging Company, L.P., GPC Capital Corp. I, Graham Packaging Holdings Company, and The Bank of New York.

(g) “Liquidity Event” means a sale by Blackstone of not less than seventy-five percent (75%) of its interest in the Company and Graham Packaging Company, L.P., if and only if such event constitutes a change in effective control or ownership of the Company and Graham Packaging Company, L.P., within the meaning of Section 409A of the Code.

(h) “Post Liquidity Event Disposition” means a sale by Blackstone of any or all of its remaining interests in the Company and Graham Packaging Company, L.P. after a Liquidity Event.

2. Grant of Option. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to Optionee an option (the “Option”) to purchase 50 Units (the “Units”) at an Exercise Price of $25,122 per Unit, which is not less than the Fair Market Value per Unit on the Grant Date, subject to adjustment. The Option may be exercised from time to time in accordance with the terms of this Agreement.

3. Term of Option. The term of the Option shall commence at the Grant Date and, unless earlier terminated in accordance with Section 7 hereof, shall expire ten (10) years from the Effective Time.

4. Right to Exercise. Unless terminated as hereinafter provided, the Option shall become exercisable only as follows:

(a) The Optionee shall earn the right to exercise the Option based on the multiple of invested capital (“MOIC”) achieved in accordance with Attachment A, provided that the Optionee shall have remained in the continuous employ of the Company, through the date of a Liquidity Event.

(b) If, after a Liquidity Event has occurred, the Option is not fully vested and exercisable and a Post Liquidity Event Disposition occurs on a date through which the Optionee remains continuously employed or within three months following such a date, then the MOIC shall be recalculated in the aggregate and any incremental increase in the percentage of Options Vested in the schedule set forth on Attachment A shall result in such additional percentage of the Option becoming vested but in no even in excess, in the aggregate of 100% of the Option. The same procedure shall be repeated for any subsequent Post Liquidity Event Dispositions.

(c) Subject to the two preceding paragraphs, any portion of the Option which Optionee has not yet earned the right to exercise on or prior to the earlier of the date on which Blackstone sells one-hundred percent (100%) of its interest in the Company and Graham Packaging Company, L.P. or the date on which Optionee terminates service for the Company and its affiliates shall expire and be terminated, provided, however, that if Optionee’s employment is terminated without Cause or for Good Reason during the Employment Period, as such terms are defined in any effective employment agreement between the Optionee and the Company, as amended, and a Liquidity Event occurs within one year of such termination of employment, then the Options shall become immediately exercisable upon such Liquidity Event in accordance with Attachment A.

(d) By way of example, if a Liquidity Event occurs while the Optionee is employed by the Company and Blackstone realizes a MOIC of 1.75x, the Option will vest with respect to 25% of the Units. If subsequently, a Post Liquidity Event Disposition occurs on a date that follows the Optionee’s termination of employment by less than three months and the Post Liquidity Event Distribution increases Blackstone’s aggregate MOIC to 2.25x, then the Option will vest with respect to an additional 50% of the Units for an aggregate total of 75% of the Units underlying the Option vesting.

(e) Optionee shall be entitled to the privileges of ownership with respect to the Units purchased and delivered to Optionee upon the exercise of all or part of this Option, subject to Section 8 hereof. No election to exercise any Option granted hereunder shall become effective unless and until the Optionee executes a counterpart of the Company’s Agreement of Limited Partnership in order to become bound thereby.

5. Option Nontransferable. Optionee may not transfer or assign all or any part of the Option other than by will or by the laws of descent and distribution. This Option may be exercised, during the lifetime of Optionee, only by Optionee, or in the event of Optionee’s legal incapacity, by Optionee’ s guardian or legal representative acting on behalf of Optionee in a fiduciary capacity under state law and court supervision.

6. Notice of Exercise; Payment.

(a) To the extent then exercisable, the Option may be exercised in whole or in part by written notice to the Company stating the number of Units for which the Option is being exercised and the intended manner of payment. The date of such notice shall be the exercise date. Payment equal to the aggregate Exercise Price of the Units being purchased pursuant to an exercise of the Option must be tendered in full with the notice of exercise to the Company as provided in the Plan.

(b) As soon as practicable upon the Company’s receipt of Optionee’s notice of exercise and payment, the Company shall direct the due issuance of the Units so purchased.

(c) As a further condition precedent to the exercise of this Option in whole or in part, Optionee shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the Units and in connection therewith shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.

7. Termination of Agreement. The Agreement and the Option granted hereby shall terminate automatically and without further notice on the earliest of the following dates:

(a) Subject to Section 4(a), After Optionee’s termination of employment for any reason, all unvested Options will be forfeited immediately, and all vested Options shall remain exercisable until the lesser of (i) ninety (90) days following the Optionee’s date of termination or (ii) the remaining term of the Option; provided, however, if the Optionee is terminated for Cause, all vested and unvested Options will be forfeited immediately and terminate; or

(b) Ten (10) years from the Effective Time.

In the event that Optionee’s employment is terminated for Cause as described in Section 7(a) hereof, this Agreement shall terminate at the time of such termination notwithstanding any other provision of this Agreement and Optionee’s Option will cease to be exercisable to the extent exercisable as of such termination and will not be or become exercisable after such termination.

8. Call. The provisions of this Section 8 shall cease to apply subsequent to the later of (i) one hundred (100) days following a Public Offering, or (ii) the fifth anniversary of the date hereof.

(a) On or after the date the Optionee exercises all or a portion of an Option granted hereunder, the Company shall have the right and option to purchase for a period of 90 days from the date of the Optionee’s termination of employment for any reason (or, if later, for a period of 200 days from the last date the Optionee exercised an Option), and if the Company exercises such right each Optionee shall be required to sell to the Company, any or all of his Units at a price per Unit equal to the Fair Market Value (as of the date the Company exercises such right); provided, however, that in the event of a Optionee’s termination of employment by the Company for Cause, then the purchase price per Unit shall be the lesser of (A) Cost or (B) Fair Market Value.

(b) If and to the extent the Options remain exercisable following the Optionee’s termination of employment, as provided in Section 7, the Company shall, after an Optionee’s employment has terminated for any reason, have the right and option to purchase and if the Company exercises such right each Optionee shall be required to sell to the Company, any or all of his or her then outstanding Options at a price per Option equal to the product of the (i) the excess of Fair Market Value over the Exercise Price, and (ii) the number of Units for which such Option was exercisable.

(c) If the Company desires to exercise its right to purchase any Options or Units pursuant to this Section 8, the Company shall, not later than 60 days after the date of the Optionee’s termination of employment (or, with respect to Section 8(a), if later, 170 days from the last date an Option, or a portion of an Option, was exercised), send written notice of its intention to purchase such Units. The closing of the purchase shall take place at the principal office of the Company on the 30th day after the giving of notice by the Company of its exercise of its option to purchase.

(d) The Company shall have the right to assign any or all of its rights to purchase Options and/or Units pursuant to this Section 8; provided, however, that the assignee of such rights may purchase Options and/or Option Units only by delivery of a cashier’s check or a certified check.

If at any time the Company elects to purchase any Units pursuant to Section 8 hereof, the Company shall pay the purchase price for such Units, by the Company’s delivery of a bank cashier’s check or certified check; provided that if a Financing Default exists or, after giving effect to such payment (including any distribution or loan from an affiliate of the Company to the Company in connection therewith) would exist, which prohibits such cash payment, the portion of the cash payment so prohibited (which may not exceed 55% of the excess of the purchase price over the Exercise Price (such excess being the “Spread”)) shall be made, to the extent such payment is not prohibited by a Financing Default or would not result (after giving effect to any distributions or loans from an affiliate of the Company to the Company in connection therewith) in a Financing Default, by the Company’s delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of all indebtedness of the Company) of the Company (a “Junior Subordinated Note”) in a principal amount equal to the amount of the purchase price which cannot be paid in cash (which may not exceed 55% of the Spread), payable in up to five equal annual installments commencing on the first anniversary of the issuance thereof and bearing interest payable annually at the prime rate listed in the Wall Street Journal (“WSJ”) on the date of issuance. If the Company will pay any portion of the purchase price for Units with a Junior Subordinated Note, the Company shall give the Optionee notice of the amount of such note (which may not exceed 55% of the Spread) at least 20 days prior to such purchase.

9. No Employment Contract. Nothing contained in this Agreement shall (a) confer upon Optionee any right to be employed by or remain employed by the Company or any affiliate, or (b) limit or affect in any manner the right of the Company or any affiliate to terminate the employment or adjust the compensation of Optionee.

10. Taxes and Withholding. The Company may withhold, or require Optionee to remit to the Company, an amount sufficient to satisfy federal, state, local or foreign taxes (including the Optionee’s FICA obligation) in connection with any payment made or benefit realized by Optionee or other person under this Agreement or otherwise, and if the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that Optionee or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld.

11. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law.

12. Adjustments. The Units shall be subject to adjustment as provided in the Plan.

13. Relation to Other Benefits. Any economic or other benefit to Optionee under this Agreement shall not be taken into account in determining any benefits to which Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company.

14. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Optionee under this Agreement without Optionee’s prior written consent.

15. Severability. If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the Option or its exercise.

17. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee, and the successors and assigns of the Company.

18. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Delaware.

19. Prior Agreement. As of the Effective Time, this Agreement supersedes any and all prior and/or contemporaneous agreements, either oral or in writing, between the parties hereto, or between either or both of the parties hereto and the Company, with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.

20. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to Optionee at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has executed this Agreement, as of                  , 2010.

Graham Packaging Holdings Company

By:
Name & Title:

OPTIONEE
Name:

Attachment A

[MOIC Schedule]